BELL, BOYD & LLOYD LLC

70 West Madison Street, Suite 3100 • Chicago, Illinois 60602-4207

312.372.1121 • FAX 312.827.8000

December 22, 2006

As counsel for Artisan Funds, Inc. (the “Registrant”), we consent to the incorporation by reference of our opinion for each of the Registrant’s series, filed with the Registrant’s registration statement on Form N-1A, Securities Act File No. 33-88316 on each of the dates listed below:

Series	Date of Opinion	Date of Filing
Artisan Small Cap Fund	March 7, 1995	November 27, 1995
Artisan International Fund — Investor Shares	October 13, 1995	November 27, 1995
Artisan International Fund — Institutional Shares	January 17, 1997	January 21, 1997

In giving this consent we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933.

BELL, BOYD & LLOYD LLC

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